                                                                   Exhibit 99.1

                                   REMEC, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The following unaudited pro forma condensed combined balance sheet gives effect to the acquisition of RF Microsystems, Inc. ("RFM") by REMEC, Inc. ("REMEC" or the "Company") as of January 31, 1996. The pro forma condensed combined balance sheet is based on the historical financial statements of RFM and the Company giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes.

                                   REMEC, INC

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                January 31, 1996
                             Unaudited, in thousands

                                                           January 31, 1996     December 31, 1995      Pro Forma     Pro Forma
                                                               REMEC               RFM               Adjustments      Combined
                                                               -----               ---               -----------      --------
Cash and short term investments.........................       $ 434                   $82                                $516
Accounts receivable.....................................       4,290                 1,168                               5,458
Inventories.............................................      11,090                   727                              11,817
Other current assets....................................       1,253                    44                               1,297
                                                            --------            ----------                           ---------
     Total current assets...............................      17,067                 2,021                              19,088
Property plant and equipment, net.......................       8,578                   387                               8,965
Intangible and other assets.............................       2,339                   160              2,963(a)         5,462
                                                            --------            ----------                           ---------
     Total assets.......................................     $27,984                $2,568                             $33,515
                                                            ========            ==========                          ==========
Short term debt and current portion of
    long term debt......................................      $ ----                  $629             3,933 (b)        $4,562

Accounts payable........................................       2,947                   601                               3,548
Accrued expenses........................................       5,053                   235               133 (c)         5,421
Advances from Parent....................................         ---                 1,050           (1,050) (d)          ----
                                                            --------            ----------                           ---------
     Total current liabilities..........................       8,000                 2,515                              13,531
Long term debt, net of current portion..................       1,900                                                     1,900
Other long term liabilities.............................       1,351                                                     1,351
Total shareholders equity...............................      16,733                    53              (53) (d)        16,733
                                                            --------            ----------                          ----------
            Total liabilities and shareholders' equity..     $27,984               $ 2,568                             $33,515
                                                            ========            ==========                          ==========

      See accompanying notes to Pro Forma Condensed Combined Balance Sheet.

                                   REMEC, INC.

               NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                   (Unaudited)

Note A - Acquisition

           Effective April 30, 1996, REMEC acquired all of the outstanding common stock of RFM and certain other assets in exchange for cash consideration of approximately $4,066,000. The acquisition has been accounted for as a purchase, and accordingly, the total purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values in accordance with the provisions of Accounting Principles Board Opinion No. 16. The estimated excess of the purchase price over the net assets acquired is being carried as intangible assets, including purchased technology, and will be amortized over its estimated life of 15 years.

           The unaudited pro forma condensed combined balance sheet as of January 31, 1996 has been prepared to reflect the acquisition of RFM as if it had occurred on January 31, 1996. The pro forma condensed combined balance sheet includes only preliminary adjustments relating to the purchase price allocation of the accounts of RFM and has been adjusted to reflect the following:

(a) To record acquired intangible assets arising in connection with the acquisition.

(b) To reflect consideration paid to effect the acquisition. The actual source of funding for the acquisition was funds raised in connection with the Company's initial public offering which was consummated in February 1996.

(c)  To reflect the accrual of certain costs associated with the acquisition.

(d) To eliminate intercompany obligations and equity of RFM that was not assumed in the acquisition.